CORPORATE NEWS

Contact:
Bill Schnell
Cirrus Logic, Inc.
(512) 694-4236
bill.schnell@cirrus.com

Cirrus Logic Transitions Colorado Design Operations
to Austin Headquarters

AUSTIN, Texas – Oct. 2, 2006 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced that it intends to close its Boulder, Colo., design center and transition those design activities to its Austin headquarters.

Cirrus Logic expects to offer to relocate approximately 16 out of 24 employee positions from Boulder to Austin. The Boulder design team provides analog and mixed-signal IC layout design services for audio and industrial applications. The transition is expected to be substantially complete in early November 2006.

“By focusing our domestic product development activity in Austin, we believe that we can improve development execution timeliness and improve operational efficiency,” said David D. French, president and chief executive officer, Cirrus Logic. “We expect to continue to invest aggressively in the industrial and audio product developments currently under way in Boulder in order to continue expansion of our growth opportunities.”

Cirrus Logic Inc.

Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

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Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release, including our anticipated timing of the closure of the Boulder, Colorado design center and our intent to continue to invest in the industrial and audio product developments currently underway in Boulder, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the ability to achieve cost savings and efficiencies through consolidation; the timing and cost of the Company’s design center closure, including without limitation the timing of cash expenditures; and our ability to transition the design activities currently in Boulder to our headquarters in Austin, Texas. Additional information regarding other risks, uncertainties, and other matters are set forth in the risk factors listed in our Form 10-K for the year ended March 25, 2006, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

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